Exhibit 99.1

Date:	July 25, 2012
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. ANNOUNCES OPERATING RESULTS FOR THE THIRD FISCAL QUARTER OF 2012

Stroudsburg, Pennsylvania, July 25, 2012 — ESSA Bancorp, Inc. (NASDAQ: “ESSA”), the holding company for ESSA Bank & Trust, today announced its operating results for the three and nine months ended June 30, 2012. The Company reported net income of $794,000, or $0.07 per diluted share, for the three months ended June 30, 2012, as compared to net income of $1.2 million, or $0.11 per diluted share, for the corresponding 2011 period.

For the nine months ended June 30, 2012, the Company reported net income of $2.3 million, or $0.22 per diluted share, compared to net income of $3.5 million, or $0.30 per diluted share, for the corresponding 2011 period. The three- and nine-month periods ended June 30, 2012 include merger related expenses of $168,000 and $544,000, respectively.

Gary S. Olson, President and CEO, commented: “We have held relatively steady in deposits and loans in our core Monroe County, Pa. market, and have maintained our position as the deposit market share leader in the county. We have been modestly encouraged by commercial lending growth, as well, which contributed to a $2.6 million increase in loans receivable.

“ESSA is proud to serve the Poconos. Although the area continues to face challenges with unemployment and a depressed demand for residential mortgages our mortgage refinancing business has been brisk. Our net interest margins continue to be under pressure, in large part because of the low interest rate environment combined with a lack of demand for loans.

Corporate Center: 200 Palmer Street PO Box L Stroudsburg, PA 18360-0160 570-421-0531 Fax: 570-421-7158

“We’ve maintained our pricing discipline for deposits, which has caused some runoff. We have been able to supplement this with brokered deposits which contributed to net interest margin stability.

“ESSA’s business in the Lehigh Valley has continued to grow, which adds to our enthusiasm about closing our acquisition of First Star Bancorp, Inc. and its First Star Bank subsidiary. The upside to the merger is the combined companies’ immediate access to a large and vibrant market with great loan and deposit opportunities. We anticipate this transaction will make a rapid and meaningful contribution to ESSA’s long-term growth strategy.”

Olson noted ESSA Bancorp remains well capitalized, and has the financial strength to pursue quality lending opportunities throughout the Lehigh Valley.

“We are enthusiastic about the volume of inquiries we have received from professional service organizations located throughout the Lehigh Valley, that have taken notice of ESSA’s merger with First Star,” explained Olson. “Our focus is on converting this to new and expanded banking relationships as quickly as possible.” Olson also noted that a change in supervision from the Office of Thrift Supervision (OTS) to the Federal Deposit Insurance Corporation (FDIC) contributed to a change in recording charge offs for loan losses.

“We strongly believe there has been no inherent recent deterioration in our loan portfolio, however, the change in emphasis regarding charge offs by the FDIC compared to the OTS necessitated charging off loan losses we had not previously been required to charge off,” explained Olson.

“Our capital position is very strong, and ESSA’s tangible book value at June 30, 2012 was $13.39, up from the prior year. We are confident our focus on stability, productivity and expense management position us to take full advantage of a larger entity serving a significantly larger market — one we already know well.”

Net Interest Income:

Net interest income decreased $624,000, or 8.5%, to $6.7 million for the three months ended June 30, 2012, from $7.4 million for the comparable period in 2011. The decrease was primarily attributable to a decrease in the Company’s interest rate spread to 2.32% for the three months ended June 30, 2012, from 2.54% for the comparable period in 2011 offset in part by an increase in the Company’s average net earning assets of $2.3 million.

Net interest income decreased $1.6 million, or 7.4%, to $20.2 million for the nine months ended June 30, 2012, from $21.8 million for the comparable period in 2011. The decrease was primarily attributable to a decrease in the Company’s average net earning assets of $5.7 million, and a decrease in the Company’s interest rate spread to 2.32% for the nine months ended June 30, 2012 from 2.50% for the comparable period in 2011.

Provision for Loan Losses:

The provision for loan losses increased $125,000 or 26.3% to $600,000 for the three months ended June 30, 2012, from $475,000 for the comparable period in 2011. The provision for loan losses increased $145,000, or 9.0%, to $1.8 million for the nine months ended June 30, 2012, from the comparable period in 2011. The allowance for loan losses was $7.1 million, or 0.95% of loans outstanding at June 30, 2012, compared to $8.2 million, or 1.09% of loans outstanding at September 30, 2011.

Noninterest Income:

Noninterest income increased $36,000, or 2.5%, to $1.5 million for the three months ended June 30, 2012 compared to the comparable period in 2011.

Noninterest income increased $525,000, or 12.8%, to $4.6 million for the nine months ended June 30, 2012, from $4.1 million for the comparable period in 2011. The primary reasons for the increase were increases in insurance commissions of $438,000 and bank-owned life insurance of $150,000. These increases were offset, in part, by a decrease in service fees on deposit accounts of $201,000. The Company purchased $7.0 million of additional bank-owned life insurance during the second and third fiscal quarters of 2011. The Company also acquired its insurance subsidiary during the third quarter of 2011. The primary reason for the decrease in service fees on deposit accounts was a decrease in overdraft fees of $202,000.

Noninterest Expense:

Noninterest expense decreased $41,000, or 0.6%, to $6.5 million for the three months ended June 30, 2012, from $6.6 million for the comparable period in 2011.

Noninterest expense increased $402,000, or 2.0%, to $20.1 million for the nine months ended June 30, 2012, from $19.7 million for the comparable period in 2011. The increase was due primarily to increases in merger related costs of $544,000 and amortization of intangible assets related to the insurance consulting subsidiary of $189,000. These increases were offset, in part, by decreases in advertising costs of $271,000, professional fees of $177,000 and FDIC premiums of $105,000.

Balance Sheet:

Total assets increased $15.6 million, or 1.42%, to $1,113.1 million at June 30, 2012, compared to $1,097.5 million at September 30, 2011. Increases in loans receivable and investment securities available for sale and other assets were partially offset by a decrease in interest bearing deposits with other institutions. Net loans receivable increased $2.6 million. The increase in net loans receivable included increases in residential loans of $2.7 million, obligations of states and political subdivisions of $7.2 million, commercial real estate loans of $2.9 million and construction loans of $1.5 million which were partially offset by declines in commercial loans, home equity and home improvement loans, and other loans of $9.6 million, $3.2 million and $55,000, respectively. Investment securities available for sale increased $31.1 million due primarily to additional purchases of municipal securities and government sponsored mortgage backed securities. Interest-bearing deposits with other institutions decreased primarily due to the use of cash for loan growth and investment securities purchases. Other assets increased $3.1 million due primarily to the purchase of federal tax credits through an investment in a limited partnership related to a low income housing project. Goodwill increased $373,000 due to the payment of one of two potential performance based payments to be made on each of the first two anniversary dates of the Company’s purchase of the insurance business.

Total deposits increased $51.0 million, or 8.0%, to $688.9 million at June 30, 2012, from $637.9 million at September 30, 2011. The primary reason for the increase was an increase in certificates of deposit accounts of $44.8 million including an increase of $45.6 million in brokered certificates. Non-interest bearing demand accounts, NOW accounts and savings and club accounts also increased $6.2 million, $600,000, and $8.0 million respectively. This increase was partially offset by decreases in money market accounts of $8.6 million. Borrowed funds decreased during the same time period by $43.0 million. The increase in brokered deposits reflects the refinancing, at a lower cost, of maturing borrowings.

Stockholders’ equity increased $2.0 million, or 1.2%, to $163.7 million at June 30, 2012, from $161.7 million at September 30, 2011, primarily as a result of net income offset in part by a decrease in the Company’s accumulated other comprehensive income. The accumulated other comprehensive income was $247,000 at June 30, 2012, compared to other comprehensive income of $586,000 at September 30, 2011, primarily due to a decrease in the unrealized gain, net of taxes on the Company’s investment securities available for sale.

Asset Quality:

Nonperforming assets totaled $18.2 million, or 1.64%, of total assets at June 30, 2012, compared to $13.9 million, or 1.26%, of total assets at September 30, 2011. The increase was primarily due to an increase of $3.0 million in nonperforming commercial loans and $1.8 million in nonperforming residential loans. The increase in commercial loans was primarily due to the addition of one commercial real estate loan. This loan was added to nonperforming loans at the conclusion of the Company’s most recent FDIC examination. At June 30, 2012 the outstanding balance of this loan was $2.5 million and the loan was paying pursuant to its terms. The number of nonperforming residential loans increased to 61 at June 30, 2012, from 41 at September 30, 2011, compared to 62 at March 31, 2012. Nonperforming residential loans increased due to delayed foreclosure processing times and a more aggressive classification of residential loans. Due to foreclosure delays, thirty-three loans which were nonperforming as of September 30, 2011 are still nonperforming as of June 30, 2012. The Company also classified eight residential loans, which are paying pursuant to their terms, as nonperforming due to long term concerns about credit quality. The Company, in response to these and other trends, made a provision for loan losses of $600,000 for the three months ended June 30, 2012, compared to a provision of $475,000 for the comparable three-month period in 2011. The allowance for loan losses was $7.1 million, or 0.95%, of loans outstanding at June 30, 2012, compared to $8.2 million, or 1.09%, of loans outstanding at September 30, 2011.

As previously disclosed, the Bank’s primary federal regulator was changed from the Office of Thrift Supervision (OTS) to the Federal Deposit Insurance Corporation (FDIC) in July of 2011. Because the FDIC places a different emphasis on the timing of charge offs than the OTS did, the Company determined that a change to its allowance for loan loss process was necessary. Previously, where a loan loss was considered likely and that loss was measured, a specific allocation of the Company’s allowance for loan losses was made to cover this loss. Actual losses were charged off when the loan in question was foreclosed upon. Beginning in March of 2012, these likely losses are being charged-off against the allowance for loan losses when determined. Additional charge offs as a result of this new method totaled $718,000 in March, 2012 and another $1,143,000 during the quarter ended June 30, 2012. The Company does not feel that these additional charge offs reflect any deterioration of the credit quality of the Company’s loan portfolio. These charge offs did, however, reduce the balance for the Company’s allowance for loan losses by a corresponding amount. Further, the Company believes that these charge offs have also reduced the risk perceived in the loan portfolio and that the loan loss allowance at June 30, 2012 is reasonable and adequate.

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of over $1.0 billion and is the leading service-oriented financial institution headquartered in the Greater Pocono, Pennsylvania region. The Bank maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 17 community offices throughout the Greater Pocono and Lehigh Valley areas in Pennsylvania. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail and commercial financial services. ESSA Bancorp, Inc. stock trades on The NASDAQ Global MarketSM under the symbol “ESSA.”

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Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	June 30, 2012	September 30, 2011
	(dollars in thousands)
ASSETS
Cash and due from banks	$8,624	$9,801
Interest-bearing deposits with other institutions	14,160	31,893

Total cash and cash equivalents	22,784	41,694
Investment securities available for sale	276,496	245,393
Loans receivable (net of allowance for loan losses of $7,100 and $8,170)	741,200	738,619
Federal Home Loan Bank stock	14,474	16,882
Premises and equipment	11,453	11,494
Bank-owned life insurance	23,844	23,256
Foreclosed real estate	1,769	2,356
Intangible assets, net	1,582	1,825
Goodwill	413	40
Other assets	19,048	15,921

TOTAL ASSETS	$1,113,063	$1,097,480

LIABILITIES
Deposits	$688,897	$637,924
Short-term borrowings	11,000	4,000
Other borrowings	234,410	284,410
Advances by borrowers for taxes and insurance	6,942	1,381
Other liabilities	8,140	8,086

TOTAL LIABILITIES	949,389	935,801

STOCKHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	170	170
Additional paid in capital	168,389	166,758
Unallocated common stock held by the Employee Stock Ownership Plan	(11,098)	(11,438)
Retained earnings	67,910	67,215
Treasury stock, at cost	(61,944)	(61,612)
Accumulated other comprehensive income	247	586

TOTAL STOCKHOLDERS’ EQUITY	163,674	161,679

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,113,063	$1,097,480

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended June 30		For the Nine Months Ended June 30
	2012	2011	2012	2011
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$8,880	$9,683	$27,366	$29,322
Investment securities:
Taxable	1,636	2,092	4,902	6,030
Exempt from federal income tax	55	66	158	219
Other investment income	5	1	13	2

Total interest income	10,576	11,842	32,439	35,573

INTEREST EXPENSE
Deposits	1,780	1,932	5,527	5,423
Short-term borrowings	7	1	18	46
Other borrowings	2,053	2,549	6,679	8,272

Total interest expense	3,840	4,482	12,224	13,741

NET INTEREST INCOME	6,736	7,360	20,215	21,832
Provision for loan losses	600	475	1,750	1,605

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,136	6,885	18,465	20,227

NONINTEREST INCOME
Service fees on deposit accounts	670	768	2,058	2,259
Services charges and fees on loans	166	142	550	497
Trust and investment fees	262	190	684	596
Gain on sale of investments, net	—	56	147	171
Gain on sale of loans, net	19	—	27	3
Earnings on Bank-owned life insurance	194	170	588	438
Insurance commissions	177	125	563	125
Other	7	8	25	28

Total noninterest income	1,495	1,459	4,642	4,117

NONINTEREST EXPENSE
Compensation and employee benefits	3,888	3,899	11,804	11,712
Occupancy and equipment	756	758	2,288	2,331
Professional fees	339	411	1,083	1,260
Data processing	523	477	1,512	1,407
Advertising	110	165	263	534
Federal Deposit Insurance Corporation (FDIC) Premiums	168	196	497	602
Loss(Gain) on foreclosed real estate	(17)	81	90	93
Merger related costs	168	—	544	—
Amortization of intangible assets	81	54	243	54
Other	510	526	1,738	1,667

Total noninterest expense	6,526	6,567	20,062	19,660

Income before income taxes	1,105	1,777	3,045	4,684
Income taxes	311	536	706	1,216

NET INCOME	$794	$1,241	$2,339	$3,468

Earnings per share
Basic	$0.07	$0.11	$0.22	$0.30
Diluted	0.07	0.11	0.22	0.30

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2012	2011	2012	2011
	(dollars in thousands)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,105,700	$1,097,321	$1,098,021	$1,085,275
Total interest-earning assets	1,049,774	1,044,985	1,043,253	1,036,717
Total interest-bearing liabilities	892,097	889,577	888,965	876,683
Total stockholders’ equity	164,014	164,323	162,948	167,586

PER COMMON SHARE DATA:
Average shares outstanding - basic	10,857,483	11,350,620	10,845,131	11,638,830
Average shares outstanding - diluted	10,857,483	11,350,620	10,845,131	11,638,830
Book value shares	12,077,713	12,645,522	12,077,713	12,645,522

Net interest rate spread	2.32%	2.54%	2.32%	2.50%
Net interest margin	2.57%	2.83%	2.58%	2.82%